Exhibit 99.3

                                 PROMISSORY NOTE

$425,000                                                           July 21, 2004

FOR VALUE RECEIVED, the undersigned, Applied DNA Sciences, Inc of 9229 West Sunset Boulevard, Suite 830, Los Angeles, CA "the Maker") promises to pay to the order of Glenn Little, (the "Payee") an individual residing at 211 Midland Road, Midland, Texas 79701 (or at such other place as the Payee may designate from time to time, the principal sum of $425,000, together with interest thereon from the date hereof until paid, at the rate of 2% per annum as follows: 36 consecutive installments in the amount of $12,427 commencing August 1, 2005. The entire principal amount shall be repaid on July 31, 2008.

Payments shall be applied first to accrued interest and the balance to principal.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty. Notwithstanding the foregoing, no such prepayment may be made prior to August 1, 2005.

In the event of any default by the undersigned in the payment of principal or interest when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of a receiver, or against the undersigned, the unpaid balance of the principal sum of this promissory note shall at the option of the holder become immediately due and payable and the amount then due shall accrue interest until payment at the rate of four percent (4%) per annum or the highest rate permitted by law, whichever is less, or, alternatively, the unpaid balance may be converted into shares of restricted stock of the Borrower equal to the value of the outstanding principal plus interest. If no payments are made and the Maker is in default, Maker may issue, in lieu of repayment in cash, 160,000, shares of common stock if the default occurs prior to October 31, 2005, and 180,000 shares of common stock if the default occurs thereafter.

The Maker and all other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur, and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence, and waive all notice thereof.

In case suit or action is instituted to collect this note, or any portion hereof, the Maker promises to pay such additional sum, as the court may adjudge reasonable, attorneys' fees in said proceedings.

This note is made and executed under, and is in all respects governed by, the laws of the State of Texas. This may be signed in counterparts and faxed signatures are acceptable. The parties to this agreement have been instructed to initial each page, and the originals are to be sent via overnight courier to Steven Siskind at 645 5th Avenue, New York, NY 10022.

                                          Applied DNA Sciences, Inc., Maker
ATTEST:

                                      By: /S/ Rob Hutchison
                                         ---------------------------------------
/S/ Paul Reep                            Rob Hutchison, Chief Executive Officer,
    ---------
    Paul Reep


                                              AGREED AND ACCEPTED

                                               Glenn Little, Payee


                                      By: /S/ Glenn Little
                                         ---------------------------------------
                                              Glenn Little